Exhibit 3.5

[BROOKE LOGO]

“A Family of Financial Services”

CERTIFICATE OF DESIGNATION

PURSUANT to K.S.A. 17-6401(g) and K.S.A. 17-6003 Brooke Corporation is providing the following information with regard to its issue of 2003 Convertible Preferred Stock.

NUMBER OF SHARES:

200,000 Preferred Shares have been approved for issue by Brooke’s Board of Directors from 399,000 “Undesignated Stock” originally authorized by Brooke shareholders and directors. The issue will be designated as “2003 Convertible Preferred Stock”. Registration with the Kansas Office of the Security Commissioner will be sought for this issue with following information:

Description of Securities	Offering Price	Total Offering Shares or Units	Amount	Shares or Units	Amount
2003 Convertible Preferred Stock	$50.00	200,000	$10,000,000	200,000	$10,000,000

SIGNATURES:

/s/ Michael Hess
Michael Hess
President, Brooke Corporation

/s/ Anita Larson
Anita Larson
Secretary

’03 MAY 1 PM 4:15

FILED

SECRETARY OF STATE

KANSAS

CORPORATE AUTHORIZATION RESOLUTION

BROOKE CORPORATION

I, Anita Larson, certify that I am Secretary of the above named corporation organized under the laws of Kansas and that the resolution on this document is a correct copy of the resolution adopted at a meeting of the Board of Directors of the Corporation duly and properly called and held on February 18, 2003. This resolution appears in the minutes of this meeting and have not been rescinded or modified.

WHEREAS, during a special meeting of the shareholders held on February 27, 2001, the Company’s shareholders authorized 399,000 shares of undesignated preferred stock.

WHEREAS, at such meeting the shareholders authorized the board to determine, in its sole discretion, the designations, preferences, conversion rights, and cumulative, relative, participating and other rights including voting rights, qualifications, limitation or restrictions thereof.

WHEREAS, pursuant to shareholder approval, the board is entitled to authorize the creation and issuance of shares of preferred stock in series with such limitations and restrictions as may be determined in the sole discretion of the Board of Directors without further authorization by the Company’s stockholders.

WHEREAS, the Board of Directors believes that the authorization and issuance of an additional $10,000,000 of preferred stock is in the best interest of the Company and its stockholders and believes it is advisable to authorize such shares to have them available for, among other things, corporate acquisitions.

WHEREAS, proceeds will be used to make investments, which may include the acquisition of insurance agencies for inventory, corporate acquisitions, or other investments, including temporary investments in loans originated by the Company’s finance company subsidiary, Brooke Credit Company.

RESOLVED, pursuant to the authority granted it by the shareholders, the Board of Directors hereby authorizes the creation, issuance and sale by this Company of 2003 Convertible Preferred Stock at a price of $50.00 per share.

RESOLVED, that the 2003 Convertible Preferred Stock, shall consist of no more than Two Hundred Thousand (200,000) shares of par value of Fifty and No/100 Dollars ($50.00) per share. The preferences, qualifications, limitations and special or relative rights in respect to shares of 2003 Convertible Preferred Stock are as follows:

(a) Except as this paragraph otherwise provides, the 2003 Convertible Preferred Stock will have no voting rights. As long as any shares of the 2003 Convertible Preferred Stock are outstanding, the Corporation shall not, without the consent of a majority of the holders of the 2003 Convertible Preferred Stock then outstanding, (i) create or authorize any additional shares or additional series of shares ranking prior to or on a parity with the 2003 Convertible Preferred Stock; (ii) amend, alter or repeal any of the express terms of the 2003 Convertible Preferred Stock.

(b) The rights of the holders of 2003 Convertible Preferred Stock are subordinate to the rights of the holders of Convertible Preferred Stock, the 2002 Convertible Preferred Stock, the 2002A Convertible Preferred Stock, and the 2002B Convertible Preferred Stock except to the extent that holders of 2003 Convertible Preferred Stock are entitled to cumulative dividends and the holders of Convertible Preferred Stock are not entitled to cumulative dividends.

(c) The holders of 2003 Convertible Preferred Stock shall be entitled to receive, out of funds at the time legally available for payments of dividends under the General Business Corporation Act of Kansas, a cumulative dividend in cash at the rate of up to [ten] Percent [(10%)] of the liquidation value of such stock per share per annum payable, if, as and when determined by the Board of Directors, due and payable on March 31, June 30, September 30, and December 31 of each year, after any dividend shall be set apart or paid on the Convertible Preferred Stock for the current fiscal year and after any dividend shall be set apart or paid on the 2002 Convertible Preferred Stock, 2002A Convertible Preferred Stock and 2002B Convertible Preferred Stock for the current and prior fiscal years but before any dividend shall be set apart or paid on Undesignated Preferred Stock or the Common Stock in and for any fiscal year of the Corporation.

(d) On or prior to April 15, 2004 the holders of 2003 Convertible Preferred Stock shall have the right, at their option, to convert all or part of their 2003 Convertible Preferred Stock holdings to Common Stock. In the event that the holders of 2003 Convertible Preferred Stock elect to convert their shares to Common Stock, one share of 2003 Convertible Preferred Stock shall be exchanged for five shares of Common Stock. The conversion of shares shall occur immediately upon written notice to the Corporation.

(e) On or prior to April 15, 2004 and upon the occurrence of: (i) the issuance of Common Stock for a price per share less than the current fair market value of such shares; (ii) the issuance of rights or options to purchase Common Stock or issuance of securities convertible into Common Stock where the exercise or conversion price is less then the fair market value of such shares; (iii) stock dividends; or (iv) stock splits, the Corporation shall appoint a firm of independent certified public accountants, which shall give their opinion upon the adjustment, if any, which must be made in the number of shares of Common Stock for which 2003 Convertible Preferred Stock shall be convertible, necessary to preserve, without dilution, the conversion rights of the holders of 2003 Convertible Preferred Stock. Upon receipt of such opinion, the Corporation shall forthwith make the adjustments described therein.

(f) After April 15, 2004, the 2003 Convertible Preferred Stock shall be subject to redemption at the option of the Corporation at a redemption value of Fifty-two and 50/100 Dollars ($52.50) per share on any dividend payment date.

(g) In the case of liquidation or dissolution of the Corporation, the holders of the 2003 Convertible Preferred Stock shall be entitled to be paid in full the liquidation value (Fifty Dollars ($50.00) per share) of their shares after payment of full liquidation value to the holders of Convertible Preferred Stock, 2002 Convertible Preferred Stock, 2002A Convertible Preferred Stock, and 2002B Convertible Preferred Stock and before any amounts shall be paid to the holders of the Undesignated Preferred Stock and/or Common Stock, but on any such liquidation or dissolution after the payment to the holders of Convertible Preferred Stock, 2002 Convertible Preferred Stock, 2002A Convertible Preferred Stock, 2002B Convertible Preferred Stock and 2003 Convertible Preferred Stock of the liquidation value thereof, the remaining assets of the Corporation shall be divided and paid to the holders of Undesignated Preferred Stock and the Common Stock according to their respective interests set forth herein, or with respect to the Undesignated Preferred Stock, as the Board of Directors may determine in its sole discretion.

RESOLVED, that the Company is authorized to engage a placement agent to facilitate the sale of such 2003 Convertible Preferred Stock;

RESOLVED, that it is desirable and in the best interest of the Company that the 2003 Convertible Preferred Stock be qualified or registered for sale in various states; that the president, or any vice president and the secretary or any assistant secretary hereby are authorized to determine the states in which appropriate actions shall be taken to qualify or register for sale all or such part of the

2003 Convertible Preferred Stock of this Company as said officers may deem advisable; that said officers are hereby authorized to perform on behalf of this Company any and all such acts as they deem necessary or advisable in order to comply with the applicable laws of any such states, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, powers of attorneys, irrevocable consents and appointments of attorneys for service of process; and the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority from this Company and the approval and ratification by this Company of the papers and documents so executed and the action so taken;

RESOLVED, that the registration of the 2003 Convertible Preferred Stock on Form SB-2 or such other form recommended by counsel is authorized and ratified;

RESOLVED, that each of the officers of this Corporation is hereby authorized to take all such steps and do all such acts and things as they and any one or more of them shall deem necessary or advisable to proceed with the offering of up to $10,000,000 of 2003 Convertible Preferred Stock, and to do any and all acts and things which any one or more of them shall deem necessary, advisable or appropriate in order to carry out the intent and purpose of this resolution including, but not limited to, the making of any and all payments, the making and execution of any necessary or advisable instruments, certificates, affidavits, or other documents in connection therewith, the signing and endorsement of any checks, the posting of any bonds, and the payment of any fees in such connection, and from time to time to take any and all action to make, execute, verify and file all applications, certificates, documents, or other instruments and to do any and all acts and things which any one or more of them shall deem necessary, advisable, or appropriate in order to carry out the intent and purpose of any and all the foregoing resolutions.

RESOLVED, that the Board of Directors reserves the right to redesignate the unsold shares.

/s/ Anita Larson
Anita Larson, Secretary